SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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Date of Report  (Date of earliest event reported)        January 24, 2000
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                    Puradyn Filter Technologies Incorporated
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             (Exact name of registrant as specified in its chapter)


         Delaware                         0-29192                 14-1708544
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(State or other jurisdiction            (Commission           (I.R.S. Employer
    of incorporation)                   File Number)         Identification No.)


3020 High Ridge Road, Suite 100, Boynton Beach, Florida               33426
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(Address of principal executive offices)                            (Zip Code)


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          (Former name or former address, if changed since last report)

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ITEM 5.  Other Events.

In November, 1999, the Company, Quantum Industrial Partners LDC ("QIP"), a shareholder and holder of $2,500,000 notes payable, and Richard C. Ford, Chief Executive Officer, member of the Board of Directors, shareholder of the Company and holder of $150,000 notes payable, agreed to restructure certain notes and loans payable by the Company. Under the plan, certain notes and loans would be exchanged for shares of the Company's Common Stock, certain accrued and unpaid interest would be waived and certain outstanding warrants to purchase shares of the Company's Common Stock would be surrendered. Furthermore, the Company planned to sell 3,500,000 shares at $1.00 per share through a private offering memorandum in order to raise cash for working capital and other purposes, underwhich QIP would purchase 1,000,000 shares. Solicitation under the private offering began December 9, 1999.

On January 24, 2000, the Company completed the exchange of its $2,500,000 12% Senior Subordinated Convertible Notes due 2003 issued to QIP for 2,500,000 shares of its Common Stock. In connection with the exchange, QIP agreed to waive payment of approximately $610,000 of accumulated, unpaid interest and also agreed to surrender warrants to purchase 500,000 shares of the Company's Common Stock at $2.75 per share without consideration.

The notes were issued to QIP in June, 1997 in the amount of $2,000,000 and in January, 1997 in the amount of $500,000. On January 28, 1998 the Company and QIP entered into a Note Exchange Agreement whereby the promissory notes were exchanged for 12% Senior Subordinated Convertible Notes due 2003. Interest was payable quarterly however under provisions of the agreement, the Company elected to add such unpaid interest to the principal balance of the notes with interest at 15% per annum. The note was redeemable at the option of QIP on or after the earlier of January 1, 2001 or the date on which the Company raises cash proceeds aggregating $10 million from the sale of debt or equity securities or assets. The Company was prohibited from paying dividends, purchasing, redeeming or acquiring any of its Common Stock or retiring existing indebtedness. The notes were convertible into shares of Common Stock at a conversion price of $2.75 per share. The warrants to purchase 500,000 shares of the Company's Common Stock was issued in connection with the notes and expired on December 31, 2000.

On January 24, 2000, Richard C. Ford, exchanged $150,000 of notes payable issued by the Company for 150,000 shares of the Company's Common Stock. In addition, he agreed to waive payment of approximately $24,000 of accumulated unpaid interest. Mr. Ford had loaned the Company $110,000 on May 21, 1998 and $40,000 on June 24, 1998 for notes payable with interest at 12% and secured by accounts receivable and inventories.

Also on January 24, 2000, Richard C. Ford and Traci M. Ford, his daughter, paid on behalf of the Company $525,000 borrowed from a bank under a revolving loan agreement and simultaneously agreed to convert that amount into 525,000 shares of the Company's Common Stock (425,000 shares to Mr. Ford and 100,000 shares to Ms. Ford).

The Company had converted previous borrowings from its bank into a revolving line of credit on January 21, 1999 and increased its borrowing at that time to $350,000. The bank loan was due on demand with maturity one year later, and bore interest at the bank's prime rate (7.75% at inception). On March 25, 1999, the Company increased the amount of the line of credit and the amount borrowed to $525,000, and the maturity date was extended to March 25, 2000. The revolving line of credit was secured substantially by all assets of the Company and by certificates of deposit in the name of Richard C. Ford which were held by the bank. The revolving line of credit was also personally guaranteed by Mr. Ford.

On February 8, 2000 Joseph V. Vittoria was appointed to the Board of Directors and also appointed as its Chairman. Mr. Vittoria is presently Chairman and Chief Executive Officer of Travel Services International, Inc.. Mr. Vittoria was previously associated with Avis, Inc., for 15 years, serving as President and Chief Operating Officer for the period from 1982 to 1987 and as Chairman and CEO from 1987 to 1997. Mr. Vittoria also serves on the Boards of Directors of Sirius Satellite Radio, Inc., Carey International, Inc., ResortQuest International, Inc., and Membertek International, Inc.

On February 28, 2000, the Company completed a private offering of shares of its Common Stock with subscriptions for 4,172,000 shares at $1.00 per share.


                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PURADYN FILTER TECHNOLOGIES INCORPORATED



                                         By: /s/ Alan J. Sandler
                                         --------------------------------
                                             Alan J. Sandler, Vice President

March 3, 2000